DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F

DocuSign Envelope ID: 583EB145-0ED4-4322-A07D-4F221E988A8F Colleen Arguello Vice President

Addendum A Intentionally Omitted

Addendum B Intentionally Omitted

E*TRADE Securities LLC

Rule 10b5-1 Trading Plan

(Stock)

This trading plan is entered into on **December 6, 2018** (this "Plan") between **ROBERT D PEED** ("Client") and E*TRADE Securities LLC ("E*TRADE") acting as agent for Client.

A. Recitals

1. This Plan is entered into between Client and E*TRADE for the purpose of establishing a trading arrangement that complies with the requirements of Rule 10b5-1 (c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

2. Client is establishing this Plan in order to permit, with respect to shares of common stock **UIHC** ticker symbol (the "Stock"), of **United Insurance Holding Corp.** (the "Issuer") (*Client to check the appropriate box(es)*:

X the orderly disposition of shares of the Issuer owned by Client,; and/or

☐ the orderly acquisition of shares of Stock of the Issuer.

B. Client's Representations, Warranties and Covenants

1. As of the date hereof, Client is not aware of any material nonpublic information concerning the Issuer or its securities. Client is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with the federal or state securities laws.

2. In the case of sales of shares of Stock pursuant to this Plan, the shares of Stock to be sold are owned free and clear by Client (subject, in the case of shares underlying Options, only to the compliance by Client with the exercise provisions of such Options) and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Client and E*TRADE or imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

3. While this Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Plan.

4. (a) Client agrees to notify E*TRADE as soon as practicable upon the occurrence of any event that would prohibit any sale or purchase of shares of Stock under the Plan, including but not limited to any legal, accounting or regulatory restriction (e.g., a tender offer or exchange offer), or an offering requiring an affiliate lock-up (other than any such restriction relating to Client's possession or alleged possession of material nonpublic information about the Issuer or its securities). Client agrees that Issuer may on behalf of Client, provide E*TRADE with the notice required by this paragraph. Such notice, whether from Client or the Issuer, will indicate only the anticipated duration of the restriction and will, in accordance with paragraph B.7. of this Plan, not include any other information about the nature of the restriction or its applicability to Client.

(b) Client agrees that this Plan will be suspended if E*TRADE receives any notice pursuant to paragraph B.4 (a) of this Plan, and will not be resumed until Client or the Issuer notify E*TRADE. In addition, Client acknowledges that it may not be possible to effect a purchase or sale under this Plan due to a market disruption, including without limitation, a halt or suspension of trading in the stock imposed by a court, governmental agency or self-regulatory organization, and Client agrees that the Plan may be suspended during the occurrence of such event. If the Plan is suspended, sales and/or purchases of shares under this Plan shall resume on the next originally scheduled date following termination of such suspension.

5. Client represents and warrants that the execution and delivery of this Plan by Client and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Client or any of Client's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Client or Client's affiliates.

6. Client agrees that, until this Plan has been terminated, Client will not (i) enter into a binding contract with respect to the sale or purchase of Client's shares of Stock covered by Addendum A (the "Plan Shares") with another broker, dealer or financial institution (each, a "Financial Institution"); (ii) instruct another Financial Institution to sell Client's Plan Shares or to purchase the Plan Shares, on behalf of Client; or (iii) adopt a plan for trading with respect to Client's Plan Shares other than pursuant to this Plan or another trading plan with E*TRADE that complies with the requirements to Rule 10b5-1(c)(1) under the Exchange Act.

7. Client agrees that it will not, directly or indirectly, communicate any material nonpublic information about the Issuer or its securities, including the Stock, to any employee or representative of E*TRADE or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while this Plan is in effect.

8. Client acknowledges that Client is responsible for making all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act

9. (a) Client represents and warrants to E*TRADE (check applicable box or boxes):

X For purposes of Rule 144 under the Securities Act, Client is an "affiliate" of the Issuer or has been an affiliate of the Issuer during the preceding three months.

☐ Client intends to sell shares of Stock under this Plan that are "restricted securities" which have been held by the Client for the time period required pursuant to Rule 144(d) under the Securities Act.

☐ Client acquired the Stock in a transaction covered by Rule 145 under the Securities Act and the Stock may be sold without registration pursuant to Rule 145(d) thereunder.

☐ Client acquired the Stock under Rule 701 under the Securities Act and intends to sell the Stock in accordance with Rule 701(g)(3) thereunder.

☐ None of Rule 144, Rule 145, nor Rule 701 under the Securities Act is applicable to the Stock.

(b) Client agrees to not take, and agrees to not cause any person or entity with which Client would be required to aggregate sales of shares of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause sales of shares of Stock under this Plan to not meet all applicable requirements of Rule 144, including without limitation the volume limitation of Rule 144(e).

(c) Client agrees to complete, execute and deliver to E*TRADE a Form 144 for sales to be effected under this Plan at such times and in such number of copies as E*TRADE may request, and each Form 144 will include the following footnote: "The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1 trading arrangement dated **December 6, 2018** and the representation below regarding the Client's knowledge of material information speaks as of the adoption of that trading arrangement." Following such delivery, E*TRADE agrees to file each such Form 144 on behalf of Client as required by applicable law. Client acknowledges that E*TRADE will have no obligation to complete or file Forms 144 on behalf of Client for any sales made outside of this Plan. If Client or its affiliates effect sales outside of this Plan, Client will promptly report such sales to E*TRADE to allow prompt and accurate Form 144 filings for transactions pursuant to this Plan.

10. Except as specified in Addendum A to the Plan, Client acknowledges and agrees that Client does not have, and will not attempt to exercise, any influence over how, when or whether to effect sales or purchases under this Plan.

11. With respect to the Issuer, Client states:

(a) Client has provided the Issuer with an opportunity to review this Plan;

(b) The Issuer has acknowledged the existence of this Plan, including Addendum A hereto, as evidenced by the Issuer's signature hereto; and

(c) This Plan does not violate an insider trading policy of the Issuer.

12. The Client and E*TRADE agree and acknowledge that the Issuer is not a party to this Plan.

13. Client has consulted with Client's own advisors as to legal, tax, business, financial and related aspects of, and has not relied upon E*TRADE or any person affiliated with E*TRADE in connection with, Client's adoption of the Plan. To the extent that Client does not permit E*TRADE to exercise an influence over how, when or whether to effect sales and/or purchases of shares of Stock pursuant to this Plan, Client acknowledges that neither E*TRADE nor any person affiliated with E*TRADE nor any of their respective officers, employees or other representatives is authorized to exercise any discretion with respect to such sales and/or purchases.

*C. Representations, Warranties and Covenants of E*TRADE*

1. To the extent that Client advises E*TRADE that sales under this Plan must comply with Rule 144 of the Securities Act, E*TRADE agrees to conduct such sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act and in no event will E*TRADE effect any such sale if the sale would exceed the then-applicable volume limitation under Rule 144(e), assuming E*TRADE's sales under this Plan are the only sales subject to that limitation, except to the extent that Client advises E*TRADE of other specific sales that must be aggregated with Client's sales.

2. E*TRADE will provide Client and Issuer with written trade confirmations of the sales and/or purchases made pursuant to this Plan promptly after the execution of such transactions, including sufficient information to permit the client to timely prepare and make all filings required under sections 13(d), 13(g) and 16 of the Exchange Act. To assist Client with Client's reporting obligations under Section 16 of the Exchange Act, Client and E*TRADE will have executed "Broker's Authorization to Confirm and Provide Reports of Transactions Directly to Issuer" in the form of Addendum B hereto.

3. E*TRADE will not deviate from the instructions set forth in Addendum A to this Plan and will implement this Plan as set forth herein.

4. E*TRADE will have implemented reasonable policies and procedures to ensure that any employee or representative of E*TRADE making any investment decisions for Client pursuant to this Plan does not sell or purchase shares of Stock on the basis of material nonpublic information.

D. Implementation of this Plan

1. Client hereby appoints E*TRADE to sell or purchase shares of Stock pursuant to the terms and conditions set forth in Addendum A of this Plan. Subject to such terms and conditions, E*TRADE hereby accepts such appointment.

2. E*TRADE is authorized to begin selling or purchasing shares of Stock pursuant to this Plan as soon as practicable after the date of this Plan and as set forth in Addendum A, and will cease selling or purchasing shares of Stock on the earliest to occur of (i) the date specified by Client in Addendum A; (ii) the date on which E*TRADE receives notice from Client or the Issuer that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock; (iii) the date on which E*TRADE receives notice from Client or the Issuer that the Issuer or any other person has publicly announced that the Issuer is the target of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer, as a result of which the shares of Stock will be converted into shares of stock of another company; (iv) the date on which E*TRADE receives notice from the Issuer that sales or purchases of shares of Stock must cease, whether or not the reason is disclosed; (v) the date on which E*TRADE receives notice of the commencement of any proceeding in respect of or triggered by Client's bankruptcy or insolvency; or (vi) receipt of notice from the Issuer or representatives of the Client's estate of the death of Client.

3. E*TRADE will not sell or purchase shares of Stock under this Plan at any time:

(a) When any person at E*TRADE with influence over how, when or whether to effect such transaction is aware of material nonpublic information concerning the Issuer or its securities;

(b) When E*TRADE, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Client or Client's affiliates (other than any such restriction relating to Client's possession or alleged possession of material nonpublic information about the Issuer or its securities);

(c) After E*TRADE receives notice from Client or the Issuer in accordance with paragraph B.4.(a) above of the occurrence of any event that would prohibit the sale or purchase of shares of Stock under this Plan; or

(d) After E*TRADE has received notice from Client to terminate this Plan in accordance with paragraph E.1. (a) below.

4. (a) Client agrees to deliver **all** shares of Stock in the case of sales made pursuant to this Plan (with the amount to be estimated by Client in good faith, if the Daily Trade Amount (as defined in Addendum A) is designated as an aggregate dollar amount) (the" Plan Shares"), into an account at E*TRADE in the name of and for the benefit of Client (the "Plan Account"), and/or deliver $ N/A per share (the "Purchase Price") in the case of purchases to be made pursuant to this Plan, prior to the commencement of sales and/or purchases of shares of Stock under this Plan.

(b) Client agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit E*TRADE to furnish notice to the Issuer of the exercise of Options and to have the underlying shares of Stock delivered to E*TRADE as necessary to effect sales under this Plan. Client hereby authorizes E*TRADE to serve as Client's agent and attorney-in-fact and, in accordance with the terms of this Plan, to exercise Options.

(c) E*TRADE will, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy any tax withholding obligation. These amounts will be deducted from the proceeds of the sale of shares of Stock.

(d) To the extent that any shares of Stock remain in the Plan Account after the end of the Plan Trading Period or upon termination of this Plan, E*TRADE agrees to return such shares of Stock promptly to the Issuer's transfer agent for relegending if Client advises E*TRADE that such shares of Stock are subject to transfer restrictions in the hands of Client.

5. E*TRADE will in no event effect any sales under this Plan if the shares of Stock to be sold are not in the Plan Account or underlying an Option that is exercisable in accordance with the terms of this Plan.

6. E*TRADE will in no event effect any purchase under this Plan if the funds for the purchase of shares of Stock are not in a bank or other account (the "Settlement Account") that Client has designated in writing for use in connection with this Plan.

7. E*TRADE will sell the Stock subject to this Plan in accordance with the terms of this Plan, including, without limitation, Client's instructions set forth in Addendum A to this Plan. Provided it is consistent with E*TRADE's duty of best execution and the parameters that Client has directed in Addendum A, E*TRADE is authorized: (1) to sell the Stock subject to this Plan on a "not held" basis, which permits E*TRADE to exercise price and time discretion in the sale of such Stock; and (2) to sell the Stock subject to this Plan jointly with orders of other plan customers. In either or both of the above cases, Client will receive the average price of all sales of Stock executed on Client's behalf, which will be equal to or better than any Price specified by Client in Addendum A to this Plan, if applicable.

8. E*TRADE may sell or purchase shares of Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Client agrees that if E*TRADE is a market maker in the Stock at the time any purchase or sale is to be made under this Plan, E*TRADE may, in its sole discretion, purchase or sell shares of Stock from Client in its capacity as market maker.

9. The exercise and sale prices, and number of Options to be exercised and shares of Stock to be sold, will be adjusted following the occurrence of a Stock split, Stock dividend or other like distributions affecting the Stock.

10. Unless otherwise agreed to in Addendum A to this Plan, Client is subject to E*TRADE's usual and customary commission and fees.

E. Termination, Suspension and Amendment

1. This Plan is designed to be in effect until the date specified in Addendum A except that:

(a) Client may terminate this Plan at any time by giving notice to E*TRADE; and

(b) This Plan may be suspended if E*TRADE has received notice in accordance with paragraph B.4.(a) above from Client or the Issuer of the occurrence of any event that would prohibit any sale or purchase under this Plan; and

(c) Any termination pursuant to subsection (a) above, would require Client to enter into a new Rule 10b5-1 trading arrangement with E*TRADE in order to resume sales or purchases hereunder. Sales hereunder may resume, upon delivery of notice from Client or Issuer of the cessation of the circumstances that triggered the suspension under subsection (b) above.

2. This Plan, including Addendum A hereto, may be amended by writing entered into by Client and E*TRADE at a time when Client does not possess material nonpublic information about Issuer or its securities and upon receipt by E*TRADE of the following documents, each dated as of the date of such amendment:

(a) A Client representation letter completed and executed by Client substantially in a form acceptable to E*TRADE, if it so requests; and

(b) A written acknowledgment by the Issuer of the existence of such amendment.

F. Indemnification; Limitation of Liability

1. Client agrees to indemnify and hold harmless E*TRADE and its affiliated entities and their respective members, directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim): (i) found by a court of competent jurisdiction to arise out of or attributable to actions taken or not taken by any of them under this Plan, except in the case of any claims, losses, damages or liabilities resulting from E*TRADE's gross negligence, willful misconduct, recklessness or bad faith; (ii) arising out of or attributable to any breach by Client of this Plan (including Client's representations and warranties in this Plan); or (iii) any violation by Client of applicable laws or regulations. This indemnification will survive termination of this Plan.

2. Notwithstanding any other provision of this Plan, neither E*TRADE nor any of its directors, officers, employees, agents or affiliates shall be liable to Client or any other person or entity:

(a) As a result of actions taken or not taken by any of them under this Plan, except in the case of a liability found by a court of competent jurisdiction to arise from E*TRADE's gross negligence, willful misconduct, recklessness or bad faith.

(b) For special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(c) For any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond E*TRADE's reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

G. General

1. Client and E*TRADE acknowledge and agree that this Plan is a "securities contract," as such term is defined in Section 741 (7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code. Client and E*TRADE acknowledge and agree that the Issuer has the right to disclose and/or terminate this Plan at any time.

2. This Plan constitutes the entire agreement between Client and E*TRADE with respect to this Plan and supersedes any prior agreements or understandings with regard to this Plan. In the event that the terms or conditions in this Plan conflict with the terms or conditions in the E*TRADE Account Agreement, the terms or conditions in this Plan will govern with respect to the implementation of this Plan.

3. Client's rights and obligations under this Plan may not be assigned or delegated without the written permission of E*TRADE.

4. Client and the Issuer, as applicable, agree to give all notices to E*TRADE with respect to this Plan either by certified or registered United States mail, postage prepaid, return receipt requested, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, or by facsimile provided that a confirmation is available to the following address or fax number, as applicable:

E*TRADE Securities LLC
Attn: Executive Services
4005 Windward Plaza Drive
Alpharetta, GA 30005
Fax: (678) 624-8358

5. This Plan may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

6. If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

7. This Plan will be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by Client and E*TRADE and, as required under this Plan, the Issuer.

IN WITNESS WHEREOF, the undersigned have executed this Plan (and Addendum A and B, if applicable) as of the date first written above.

CLIENT

Signature: [signature]

Print Name: **ROBERT D PEED**

Title: Vice Chairman

E*TRADE SECURITIES LLC

By: DocuSigned by: Colleen Arguello E6466591105D408...

Print Name: Colleen Arguello

Title: Vice President

Acknowledged by:

United Insurance Holding Corp

By: [signature]

Print Name: Brad Martz

Title: CFO

Addendum A

Intentionally Omitted

Addendum B

Intentionally Omitted